Exhibit 99.1

Media Contact	February 18, 2013
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Fourth Quarter and Full Year 2012
Revenue Growth of 6.7% (Full Year of 6.7%)
Discharge Growth of 5.4% (Full Year of 4.6%)
Cash Provided by Operating Activities of $109.3 million (Full Year of $411.5 million)
Adjusted EBITDA of $128.6 million (Full Year of $505.9 million)
Increases Common Stock Repurchase Authorization from $125 Million to $350 Million
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the fourth quarter and year ended December 31, 2012.
“The fourth quarter was a strong finish to another excellent year for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Demand for our services remained strong, our hospitals continued to provide high-quality care on a disciplined, cost-effective basis, and our solid cash flows allowed us to continue to invest in future growth. In addition, on February 15, 2013, our board of directors approved an increase in our existing common stock repurchase authorization from $125 million to $350 million.”

Fourth Quarter Results

•
Consolidated net operating revenues were $552.9 million for the fourth quarter of 2012 compared to $518.1 million for the fourth quarter of 2011, or an increase of 6.7%. This increase was attributable to a 5.4% increase in patient discharges and a 2.4% increase in net patient revenue per discharge. Discharge growth was comprised of 2.4% growth from new stores and a 3.0% increase in same-store discharges. Approximately 120 basis points of discharge growth from new stores resulted from the consolidation of St. Vincent Rehabilitation Hospital beginning in the third quarter of 2012. As previously disclosed, discharge growth in the fourth quarter of 2012 was favorably impacted by the timing of patient discharges into the first week of October. This resulted in a modest decrease in the Company's fourth quarter average length of stay. The Company's net patient revenue per discharge increased in the fourth quarter of 2012 compared to the same period of 2011 primarily due to pricing adjustments from Medicare and managed care payors, higher average acuity for the patients served, and a higher percentage of Medicare patients offset by the unfavorable impact to pricing related to the aforementioned decrease in the fourth quarter's average length of stay.

•
Income from continuing operations attributable to HealthSouth per diluted share for the fourth quarter of 2012 was $0.42 compared to $0.50 for the same period of 2011. Earnings per share in the fourth quarter of 2012 included income tax expense of $24.5 million, or $0.26 per share, compared to income tax expense of $15.2 million, or $0.14 per share, in the fourth quarter of 2011. Earnings per share in the fourth quarter of 2012 included a $2.7 million, or $0.02 per share after tax, loss on early extinguishment of debt that resulted from the redemption of 10% of the Company's 7.25% Senior Notes due 2018 and 7.75% Senior Notes due 2022 in October 2012. The Company's basic and diluted earnings per share were the same for the fourth quarter of 2012.

1

•
Cash flows provided by operating activities were $109.3 million for the three months ended December 31, 2012 compared to $129.5 million for the same period of 2011. Cash flows provided by operating activities were negatively impacted during the fourth quarter of 2012 due to an increase in net working capital, including the timing of an approximate $12 million interest payment in the fourth quarter of 2012.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended December 31, 2012 was $128.6 million compared to $122.9 million for the three months ended December 31, 2011, or an increase of 4.6%. This improvement was primarily driven by continued revenue growth, disciplined expense management, and an approximate $4 million reduction in group medical costs due to favorable claim trends. These items were offset by a one-time, merit-based, year-end bonus paid in the fourth quarter of 2012 to all eligible nonmanagement employees in lieu of an annual merit increase and expenses related to the continued implementation of the Company's clinical information system. Adjusted EBITDA in the fourth quarter of 2011 was favorably impacted by a $2.4 million nonrecurring franchise tax recovery.

•
Adjusted free cash flow (see attached supplemental information) for the three months ended December 31, 2012 was $81.2 million compared to $99.2 million for the same period of 2011. Adjusted free cash flow in the fourth quarter of 2012 was negatively impacted by the increase in working capital discussed above.

Full Year Results

•
Consolidated net operating revenues were $2,161.9 million for 2012 compared to $2,026.9 million for 2011, or an increase of 6.7%. This increase was attributable to a 4.6% increase in patient discharges and a 3.0% increase in net patient revenue per discharge. Discharge growth was comprised of 1.7% growth from new stores and a 2.9% increase in same-store discharges. Discharge growth was enhanced during 2012 compared to 2011 by the additional day in February due to leap year as well as a 60 basis point increase in discharges resulting from the consolidation of St. Vincent Rehabilitation Hospital beginning in the third quarter of 2012. Net patient revenue per discharge in 2012 benefited from pricing adjustments from Medicare and managed care payors, higher average acuity for the patients served, and a higher percentage of Medicare patients.

•
Income from continuing operations attributable to HealthSouth per share for 2012 was $1.65 compared to $1.42 for 2011. Earnings per share for 2012 reflected strong operating results and lower interest expense than 2011. Earnings per share for 2011 included a $38.8 million, or $0.25 per share after tax, loss on early extinguishment of debt compared to a $4.0 million, or $0.03 per share after tax, loss in 2012. Earnings per share in 2012 included income tax expense of $108.6 million, or $1.15 per share, compared to income tax expense of $37.1 million, or $0.40 per share, in 2011. The Company's basic and diluted earnings per share were the same in 2012 and 2011.

•
Cash flows provided by operating activities were $411.5 million for 2012 compared to $342.7 million for 2011. This increase was primarily due to increased net operating revenues, improved operating leverage, and a decrease in interest expense. Cash flows provided by operating activities in 2011 included $26.9 million related to the premium paid in conjunction with the redemption of the Company's 10.75% Senior Notes and a $16.2 million decrease in the liability associated with refunds due patients and other third-party payors.

•
Adjusted EBITDA (see attached supplemental information) for 2012 was $505.9 million compared to $466.2 million for 2011, or an increase of 8.5%. This improvement was primarily driven by continued revenue growth as well as improved operating leverage and labor productivity.

•
Adjusted free cash flow (see attached supplemental information) for 2012 was $268.0 million compared to $243.3 million for 2011, or an increase of 10.2%. This increase resulted from continued Adjusted EBITDA growth, lower interest expense, and the lack of swap-related payments in 2012. These items were offset by an increase in working capital, primarily related to the timing of payroll-related liabilities, and planned increase in maintenance capital expenditures, including investments in the Company's clinical information system and hospital refresh projects.

“The strength of our Company's cash flow generating abilities was evidenced by the 10.2% increase in adjusted free cash flow for 2012 which follows a 34.1% increase in 2011,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “We ended 2012 with cash and cash equivalents of approximately $133 million and with no borrowings under our $600 million revolving credit facility. Our leverage ratio, net of cash and cash equivalents, at year end was 2.2x.”

2

2013 Guidance
“Before taking into consideration the net effect of sequestration, HealthSouth's 2013 net operating revenues are expected to increase by between 4.9% and 6.2%, driven by a forecasted increase in discharges of between 3% and 4%, while Adjusted EBITDA is expected to increase by between $39.6 million and $49.6 million,” said Mr. Grinney. “However, sequestration will reduce our 2013 Adjusted EBITDA by approximately $25 million. When evaluating our year-over-year growth in Adjusted EBITDA and earnings per share, it will be important to take into consideration certain factors affecting our performance in both years.”

Adjusted EBITDA in 2012 was impacted by the following items:

•	an approximate $4.5 million increase in salaries and benefits due to the one-time, merit-based, year-end bonus paid to ell eligible nonmanagement employees in lieu of merit increases in 2012;

•
an approximate $6 million reduction in self-insured general and professional liability and workers' compensation costs primarily due to revised actuarial estimates resulting from better-than-expected claims experience in prior years ($4 million general and professional liability and $2 million workers' compensation); and

•	an approximate $4 million reduction in group medical costs due to favorable claim trends.
Adjusted EBITDA in 2013 will be impacted by the following items:

•	an approximate $25 million negative impact related to sequestration (net of noncontrolling interests);

•	an approximate $5 million increase in noncontrolling interests expense due to changes at two joint venture hospitals, as explained below; and

•
an approximate $4 million increase in operating expenses associated with the continued implementation of the Company's clinical information system. The Company installed its clinical information system in 13 hospitals during 2012 and expects to install the system at 20 additional hospitals during 2013.

The Company's noncontrolling interests expense is expected to increase by approximately $5 million in 2013 due to changes at two of its existing hospitals. The Company has entered into an agreement to convert its 100% owned hospital in Jonesboro, Arkansas into a joint venture with St. Bernards Healthcare. Following the formation of the joint venture, the Company's ownership percentage will be reduced to approximately 56%. This transaction is consistent with the Company's strategy of aligning with high-quality acute care hospitals in key markets. In addition, the Company's share of profits from its joint venture hospital in Memphis, Tennessee will decrease in 2013 from 70% to 50% pursuant to the terms of that partnership agreement entered into in 1993.
Initial 2013 Adjusted EBITDA guidance: $506 million to $516 million
Initial 2013 earnings per share guidance: $1.50 to $1.56 per share

Earnings per share guidance for 2013 assumes an effective tax rate of approximately 40% (using pre-tax income from continuing operations attributable to HealthSouth) and is before the effect of any potential share repurchase activity. Diluted earnings per share are expected to be the same as basic earnings per share due to the antidilutive impact in the year.

3

Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:00 a.m. Eastern Time on Tuesday, February 19, 2013 to discuss its results for the fourth quarter of 2012. For reference during the call, the Company will post certain supplemental slides at http:// investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 85630761. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 19, 2013 until March 5, 2013. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.
Other Information
The Company's leverage ratio that is referenced in this release is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. The Company's credit agreement contains a maximum leverage ratio financial covenant which allows the Company to net up to $75 million of cash on hand against total debt in the calculation. Reconciliations of net income to Adjusted EBITDA can be found in the following schedules.
The information in this press release is summarized and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”), when filed, as well as the Company's Current Report on Form 8-K expected to be filed on February 19, 2013. In addition, the Company will post supplemental slides on its website on the morning of February 19, 2013 at http://investor.healthsouth.com for reference during its February 19, 2013 earnings call.
When filed, the 2012 Form 10-K can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

4

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In Millions)
Net operating revenues	$552.9	$518.1	$2,161.9	$2,026.9
Less: Provision for doubtful accounts	(7.2)	(6.1)	(27.0)	(21.0)
Net operating revenues less provision for doubtful accounts	545.7	512.0	2,134.9	2,005.9
Operating expenses:
Salaries and benefits	269.5	251.4	1,050.2	982.0
Other operating expenses	78.0	67.8	303.8	288.3
General and administrative expenses	30.6	29.8	117.9	110.5
Supplies	26.2	26.1	102.4	102.8
Depreciation and amortization	21.7	20.2	82.5	78.8
Occupancy costs	12.0	12.2	48.6	48.4
Government, class action, and related settlements	—	(1.7)	(3.5)	(12.3)
Professional fees—accounting, tax, and legal	2.9	4.8	16.1	21.0
Total operating expenses	440.9	410.6	1,718.0	1,619.5
Loss on early extinguishment of debt	2.7	—	4.0	38.8
Interest expense and amortization of debt discounts and fees	24.3	23.1	94.1	119.4
Other income	(1.1)	(1.2)	(8.5)	(2.7)
Equity in net income of nonconsolidated affiliates	(3.0)	(3.2)	(12.7)	(12.0)
Income from continuing operations before income tax expense	81.9	82.7	340.0	242.9
Provision for income tax expense	24.5	15.2	108.6	37.1
Income from continuing operations	57.4	67.5	231.4	205.8
Income (loss) from discontinued operations, net of tax	1.9	(5.0)	4.5	48.8
Net income	59.3	62.5	235.9	254.6
Less: Net income attributable to noncontrolling interests	(12.3)	(12.5)	(50.9)	(45.9)
Net income attributable to HealthSouth	47.0	50.0	185.0	208.7
Less: Convertible perpetual preferred stock dividends	(5.8)	(6.5)	(23.9)	(26.0)
Less: Repurchase of convertible perpetual preferred stock	—	—	(0.8)	—
Net income attributable to HealthSouth common shareholders	$41.2	$43.5	$160.3	$182.7

(Continued)	5

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations (Continued)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In Millions, Except per Share Data)
Weighted average common shares outstanding:
Basic	94.7	93.3	94.6	93.3
Diluted	108.0	109.1	108.1	109.2

Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.42	$0.52	$1.65	$1.42
Discontinued operations	0.02	(0.05)	0.04	0.54
Net income	$0.44	$0.47	$1.69	$1.96
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.42	$0.50	$1.65	$1.42
Discontinued operations	0.02	(0.04)	0.04	0.54
Net income	$0.44	$0.46	$1.69	$1.96

Amounts attributable to HealthSouth:
Income from continuing operations	$45.1	$55.0	$180.5	$158.8
Income (loss) from discontinued operations, net of tax	1.9	(5.0)	4.5	49.9
Net income attributable to HealthSouth	$47.0	$50.0	$185.0	$208.7

6

HealthSouth Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2012	2011
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$132.8	$30.1
Restricted cash	49.3	35.3
Accounts receivable, net of allowance for doubtful accounts of $28.7 in 2012; $21.4 in 2011	249.3	222.8
Deferred income tax assets	137.5	127.2
Prepaid expenses and other current assets	67.9	76.2
Total current assets	636.8	491.6
Property and equipment, net	748.0	664.4
Goodwill	437.3	421.7
Intangible assets, net	73.2	57.7
Deferred income tax assets	393.1	507.5
Other long-term assets	135.4	128.3
Total assets	$2,423.8	$2,271.2
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$13.6	$18.9
Accounts payable	45.3	45.4
Accrued payroll	85.7	85.0
Accrued interest payable	25.9	22.5
Other current liabilities	130.4	141.4
Total current liabilities	300.9	313.2
Long-term debt, net of current portion	1,239.9	1,235.8
Self-insured risks	106.5	102.8
Other long-term liabilities	30.2	30.4
	1,677.5	1,682.2
Commitments and contingencies
Convertible perpetual preferred stock	342.2	387.4
Shareholders’ equity:
HealthSouth shareholders’ equity	291.6	117.0
Noncontrolling interests	112.5	84.6
Total shareholders' equity	404.1	201.6
Total liabilities and shareholders’ equity	$2,423.8	$2,271.2

7

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended December 31,
	2012	2011
	(In Millions)
Cash flows from operating activities:
Net income	$235.9	$254.6
Income from discontinued operations, net of tax	(4.5)	(48.8)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	27.0	21.0
Provision for government, class action, and related settlements	(3.5)	(12.3)
Depreciation and amortization	82.5	78.8
Loss on early extinguishment of debt	4.0	38.8
Equity in net income of nonconsolidated affiliates	(12.7)	(12.0)
Distributions from nonconsolidated affiliates	11.0	13.0
Stock-based compensation	24.1	20.3
Deferred tax expense	102.7	36.5
Other	3.0	7.9
(Increase) decrease in assets—
Accounts receivable	(51.3)	(37.1)
Prepaid expenses and other assets	0.6	(12.5)
(Decrease) increase in liabilities—
Accounts payable	(4.4)	0.8
Accrued payroll	(11.8)	3.7
Accrued interest	3.4	1.0
Refunds due patients and other third-party payors	2.7	(16.2)
Other liabilities	0.1	10.4
Premium received on bond issuance	—	4.1
Premium paid on redemption of bonds	(1.9)	(26.9)
Government, class action, and related settlements	2.6	8.5
Net cash provided by operating activities of discontinued operations	2.0	9.1
Total adjustments	180.1	136.9
Net cash provided by operating activities	411.5	342.7

(Continued)	8

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	For the Year Ended December 31,
	2012	2011
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(140.8)	(100.3)
Capitalized software costs	(18.9)	(8.8)
Acquisition of businesses, net of cash acquired	(3.1)	(4.9)
Proceeds from sale of restricted investments	0.3	1.2
Purchases of restricted investments	(9.1)	(8.4)
Net change in restricted cash	(14.0)	1.2
Net settlements on interest rate swaps not designated as hedges	—	(10.9)
Other	(0.9)	(0.9)
Net cash provided by (used in) investing activities of discontinued operations—
Proceeds from sale of LTCHs	—	107.9
Other investing activities of discontinued operations	7.7	(0.7)
Net cash used in investing activities	(178.8)	(24.6)
Cash flows from financing activities:
Principal borrowings on term loan	—	100.0
Proceeds from bond issuance	275.0	120.0
Principal payments on debt, including pre-payments	(166.2)	(504.9)
Borrowings on revolving credit facility	135.0	338.0
Payments on revolving credit facility	(245.0)	(306.0)
Principal payments under capital lease obligations	(12.1)	(13.2)
Repurchase of convertible perpetual preferred stock	(46.0)	—
Dividends paid on convertible perpetual preferred stock	(24.6)	(26.0)
Debt amendment and issuance costs	(7.7)	(4.4)
Distributions paid to noncontrolling interests of consolidated affiliates	(49.3)	(44.2)
Contributions from consolidated affiliates	10.5	—
Other	0.4	4.4
Net cash used in financing activities	(130.0)	(336.3)
Increase (decrease) in cash and cash equivalents	102.7	(18.2)
Cash and cash equivalents at beginning of year	30.1	48.3
Cash and cash equivalents at end of year	$132.8	$30.1

9

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD
	Q4 2012		Q4 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$128.6		$122.9
Interest expense and amortization of debt discounts and fees	(24.3)		(23.1)
Depreciation and amortization	(21.7)		(20.2)
Stock-based compensation expense	(6.0)		(5.9)
Noncash loss on disposal of assets	(1.4)		(0.4)
	75.2		73.3
Certain nonrecurring expenses:
Government, class action, and related settlements	—		1.7
Professional fees—accounting, tax, and legal	(2.9)		(4.8)
Loss on early extinguishment of debt	(2.7)		—
Pre-tax income	69.6		70.2
Income tax expense (1)	(24.5)		(15.2)
Income from continuing operations (2)	$45.1		$55.0

Basic shares	94.7		93.3
Diluted shares	108.0		109.1

Basic earnings per share (2)	$0.42		$0.52
Diluted earnings per share (2)	$0.42	(3)	$0.50

(1)	Cash income tax expense for the three months ended December 31, 2012 and 2011 was $2.6 million and $2.3 million, respectively.

(2)	Income from continuing operations attributable to HealthSouth

(3)
Adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 18, Earnings per Common Share, to the consolidated financial statements accompanying the Company's Form 10-K for the year ended December 31, 2012, when filed.

10

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD
	2012	2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$505.9	$466.2
Interest expense and amortization of debt discounts and fees	(94.1)	(119.4)
Depreciation and amortization	(82.5)	(78.8)
Stock-based compensation expense	(24.1)	(20.3)
Noncash loss on disposal of assets	(4.4)	(4.3)
	300.8	243.4
Certain nonrecurring expenses:
Government, class action, and related settlements	3.5	12.3
Professional fees—accounting, tax, and legal	(16.1)	(21.0)
Loss on early extinguishment of debt	(4.0)	(38.8)
Gain on consolidation of St. Vincent Rehabilitation Hospital	4.9	—
Pre-tax income	289.1	195.9
Income tax expense (1)	(108.6)	(37.1)	(2)
Income from continuing operations (3)	$180.5	$158.8

Basic shares	94.6	93.3
Diluted shares	108.1	109.2

Basic earnings per share (3)	$1.65	$1.42
Diluted earnings per share (3) (4)	$1.65	$1.42

(1)	Cash income tax expense for the year ended December 31, 2012 and 2011 was $9.0 million and $9.1 million, respectively.

(2)
Includes a $0.49 per share benefit related to the Company's settlement of federal income tax claims with the IRS for tax years 2007 and 2008, a decrease in the valuation allowance, and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims.

(3)	Income from continuing operations attributable to HealthSouth

(4)
Adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 18, Earnings per Common Share, to the consolidated financial statements accompanying the Company's Form 10-K for the year ended December 31, 2012, when filed.

11

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In Millions)
Net income	$59.3	$62.5	$235.9	$254.6
(Income) loss from discontinued operations, net of tax, attributable to HealthSouth	(1.9)	5.0	(4.5)	(49.9)
Provision for income tax expense	24.5	15.2	108.6	37.1
Interest expense and amortization of debt discounts and fees	24.3	23.1	94.1	119.4
Loss on early extinguishment of debt	2.7	—	4.0	38.8
Professional fees—accounting, tax, and legal	2.9	4.8	16.1	21.0
Government, class action, and related settlements	—	(1.7)	(3.5)	(12.3)
Net noncash loss on disposal or impairment of assets	1.4	0.4	4.4	4.3
Depreciation and amortization	21.7	20.2	82.5	78.8
Stock-based compensation expense	6.0	5.9	24.1	20.3
Net income attributable to noncontrolling interests	(12.3)	(12.5)	(50.9)	(45.9)
Gain on consolidation of St. Vincent Rehabilitation Hospital	—	—	(4.9)	—
Adjusted EBITDA	$128.6	$122.9	$505.9	$466.2

12

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In Millions)
Net cash provided by operating activities	$109.3	$129.5	$411.5	$342.7
Impact of discontinued operations	(0.5)	0.3	(2.0)	(9.1)
Net cash provided by operating activities of continuing operations	108.8	129.8	409.5	333.6
Capital expenditures for maintenance	(15.0)	(15.7)	(83.0)	(50.8)
Net settlement on interest rate swaps	—	—	—	(10.9)
Dividends paid on convertible perpetual preferred stock	(5.7)	(6.5)	(24.6)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(11.7)	(10.2)	(49.3)	(44.2)
Nonrecurring items:
Income tax refunds related to prior periods	—	(1.0)	—	(7.9)
Premium received on bond issuance	—	—	—	(4.1)
Premium paid on redemption of bonds	1.9	—	1.9	26.9
Cash paid for:
Professional fees—accounting, tax, and legal	2.9	4.8	16.1	21.0
Government, class action, and related settlements, including certain settlements related to unclaimed property	—	(2.0)	(2.6)	5.7
Adjusted free cash flow	$81.2	$99.2	$268.0	$243.3

For the three months ended December 31, 2012, net cash used in investing activities was $54.5 million and resulted primarily from capital expenditures and the net change in restricted cash. Net cash used in financing activities during the three months ended December 31, 2012 was $85.2 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the three months ended December 31, 2011, net cash used in investing activities was $57.3 million and resulted primarily from capital expenditures, the acquisition of a business, and the net change in restricted cash. Net cash used in financing activities during the three months ended December 31, 2011 was $89.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.3 million and resulted primarily from net debt payments, including the optional redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.

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HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning guidance and the other matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company, including the Houston HHS-OIG investigation; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2012, when filed.

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